Exhibit 99.1
Oct. 14, 2021

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Media Relations
(206) 304-0008
newsroom@alaskaair.com

Alaska Air Group appoints tech executive to board of directors

SEATTLE — Alaska Air Group, Inc. announced today the appointment of Adrienne Lofton to the company's board of directors. Lofton, a marketing and retail omnichannel veteran who has extensive experience transforming some of the nation’s best-known consumer brands, will also serve on the boards of the company's airline subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc.

Lofton is the vice president of global brand marketing at Google, where she oversees the integrated consumer experience for Google's platforms & ecosystems portfolio (inclusive of Android, Chrome, Google Play and Education). She previously served as vice president and head of North America marketing at Nike Inc, and as Under Armour’s senior vice president, of global marketing, operations and philanthropy.

Lofton has deep cross-industry experience that includes leadership roles at Levi Strauss & Co., where she was chief marketing officer for the global Dockers brand and Target Corporation, where she helped spearhead the company’s multicultural marketing focus and provided cross-categorical leadership across its iconic master brand. She began her career at Gap Inc. and also worked at Starcom, focused on the General Motors portfolio.

"With her broad experience in differing brand strategies, innovation and driving meaningful customer relationships, Adrienne will be a tremendous addition to our board," said Alaska Air Group Chairman Brad Tilden. “She will help us move our business forward as we strive toward creating an airline people love and further establish Alaska as a national brand.”

Lofton will serve on the board's Innovation and Safety committees. The appointment of Lofton brings the total number of Alaska Air Group directors to 14, 12 of whom are independent. With

Lofton’s appointment, the AAG Board’s make-up of independent directors is now 42 percent female and 50 percent racially diverse.

Lofton earned her bachelor’s degree from Howard University in Washington, D.C., where she was captain of the Howard University volleyball team.

About Alaska Airlines
Alaska Airlines and its regional partners serve more than 120 destinations across the United States and to Mexico, Canada and Costa Rica. The airline emphasizes Next-Level Care for its guests, along with providing low fares, award-winning customer service and sustainability efforts. Alaska is a member of oneworld. With the global alliance and the airline’s additional partners, guests can travel to more than 1,000 destinations on more than 20 airlines while earning and redeeming miles on flights to locations around the world. Learn more about Alaska at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).